Exhibit 99.1

Investor Contacts:	William Kent
(303) 848-7000
wkent@crocs.com

Media Contact:	Katy Michael
(303) 848-7000
kmichael@crocs.com

Crocs, Inc. Updates Financial Outlook for the Third Quarter of 2013 and Announces Participation in September Investor Conferences

NIWOT, COLORADO — September 10, 2013 — Crocs, Inc. (NASDAQ: CROX) updated today the Company’s financial outlook for the third quarter of 2013, highlighted capital allocation strategy and announced participation in certain September investor conferences.

Financial Outlook

For the third quarter ending September 30, 2013, the Company now expects revenue between $285 million and $295 million and GAAP diluted earnings per share between $0.15 and $0.18.  This compares with the prior financial outlook for the third quarter of 2013 provided on July 24, 2013, of revenue between $300 million and $310 million and GAAP diluted earnings per share between $0.20 and $0.23.  The present and previous financial outlook both include $(0.02) per share of ERP implementation expense and $(0.04) per share for adverse foreign currency translation.  The present financial outlook reflects continued weakness in the Company’s Americas region where at once orders in the wholesale channel, as well as performance in the direct to consumer channel, are both below prior expectations; however the Company expects third quarter 2013 gross margins to be generally in-line with prior year performance.  The softness in the Americas region during the third quarter is somewhat offset by stronger than expected revenue and comparable store performance in the Company’s Asia Pacific and Europe regions.

“While revenue for the third quarter of 2013 is coming in below our prior forecasted outlook because of lower than expected revenue in the Americas region, we are very satisfied to date with our Asia Pacific and Europe retail sales performance in the quarter,” said John McCarvel, President and Chief Executive Officer.  “We are pleased with the early indications of strong demand from our wholesale customers for spring/summer 2014 product, as pre-books for these products are presently running ten percent ahead of last year.  We believe our brand is well positioned to take advantage of our customers demand for colorful and fun footwear in 2014.”

Final financial information will be available when the Company reports its third quarter 2013 results in October 2013.

Capital Allocation

The Company is actively working to adjust its capital allocation strategy by the end of the fourth quarter of 2013.  This strategy, would allow the Company to maximize returns through opportunistically deploying from $80 to $100 million of domestic cash to fund potential stock repurchases or other strategic investments in the future.

September Conferences

The Company will participate in the following investor conferences:

•                  Goldman Sachs 20th Annual Global Retailing Conference in New York City on September 10, 2013.  Management is scheduled to present at 11:20 am Eastern Time.

•                  CL King 11th Annual Best Ideas Conference 2013 in New York City on September 11, 2013.  Management is scheduled to present at 2:00 pm Eastern Time.

Live webcasts of both of the Company’s presentations will be available by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com. An audio replay of the webcast will be available on the Crocs website after the presentation. Interested parties are advised to log onto the live webcast at least fifteen minutes prior to the presentation in order to download the necessary software.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future demand and orders, prospects, investments in our business, outlook and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights;  the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of September 10, 2013.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.